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                              [DELL LETTERHEAD]


                                                                       EXHIBIT 5

                                October 4, 1996

Dell Computer Corporation
2214 West Braker Lane, Suite D
Austin, Texas 78768-4053

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         I am the General Corporate Counsel of Dell Computer Corporation (the "Company"), a Delaware corporation, and have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the offer and sale of an aggregate of 4,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), that may be issued from time to time pursuant to awards granted under the Dell Computer Corporation Incentive Plan (the "Incentive Plan").

         In reaching the opinion set forth herein, I have examined such agreements, certificates of public officials and officers of the Company, records, documents and matters of law as I deemed relevant.

         Based on the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, I am of the opinion that the Shares, when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Incentive Plan and the relevant award agreements, will be legally issued, fully paid and nonassessable.

         In rendering the opinion set forth herein, I have assumed that the Company will receive the full amount and type of consideration (as specified in the Incentive Plan and each applicable award agreement) for each of the Shares or will have received that consideration upon the issuance of the Shares pursuant to the applicable award agreement, that such consideration will be in cash, personal property or services already performed, that such
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Dell Computer Corporation
October 4, 1995
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consideration will equal or exceed the par value per share of the Shares, that appropriate certificates evidencing the Shares will be properly executed upon each such issuance and that each grant of an award pursuant to the Incentive Plan will be duly authorized.

         The opinion expressed above is limited to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Sincerely,

                                             /s/ THOMAS H. WELCH, JR.

                                             Thomas H. Welch, Jr.
                                             General Corporate Counsel